RIGHT OF FIRST REFUSAL AGREEMENT


     THIS RIGHT OF FIRST REFUSAL AGREEMENT ("Agreement") is entered into this ____ day of March, 1999, by and between Arngre, Inc., a Florida corporation ("Arngre"), and Mark S. Isaacs, an individual ("Isaacs").

                                    RECITALS

A. Arngre and Zacualpan Minerals, LLC, a Colorado limited liability company ("Zacualpan"), are parties to a Joint Venture and Subscription Agreement (the "Joint Venture Agreement") of even date herewith.

B. Isaacs is a principal member of Zacualpan.

C. In consideration of Arngre entering into the Joint Venture Agreement, and in consideration of Arngre advancing $131,250 to or for the account of Zacualpan to permit Zacualpan to acquire stock in International Capri Resources, S.A. de C.V, a Mexican corporation, Isaacs wishes to grant Arngre a right of first refusal with respect to certain mineral projects in which Isaacs may be involved.

                                    AGREEMENT

1. General.

     a. Subject to the provisions and limitations of this Agreement, Arngre shall have a right of first refusal, on the terms set forth herein, on all mining and natural resource related opportunities that are located in Mexico or the United States, excluding garnet projects, and in which Isaacs, or an entity controlled by Isaacs, acquires, or intends to acquire, a direct or indirect ownership interest, including, but not limited to, an indirect ownership interest by formation of a joint venture, partnership, corporation or other entity (a "Project"). For purposes of this Section 1, Isaacs shall be deemed to control an entity if Isaacs has the legal power, directly or indirectly, to direct or cause the direction of the management and policies of such entity. Any such controlled entity shall be included in the term "Isaacs" for purposes of the remainder of this Agreement.

     b. Isaacs shall not offer any mining and natural resource related opportunities that are located in Mexico or the United States, excluding garnet projects, to any entity in which Isaacs owns a beneficial interest, either directly or indirectly, without first offering such opportunity to Arngre.

     c. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Joint Venture Agreement.

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2. Information. In the event that Isaacs acquires, or intends to acquire, a direct or indirect ownership interest in a Project, Isaacs will promptly deliver to Arngre, the following information (the "Notice Information") regarding the Project to the extent that Isaacs has such information or can reasonably obtain such information:

     a. A Project description;

     b. A title opinion;

     c. A Report of Tax Status;

     d. Proof of Works (Comprobacion de Obras);

     e. A letter of intent with the owner or owners of the Project;

     f. A preliminary budget; and

     g. Written notice of the twenty-one (21) day period in which Allen Zebrowski or a reasonable substitute is available to accompany Arngre or its Representatives to the Project site for purposes of examining the site and obtaining mineral samples.

3. Acceptance Period. Arngre shall have thirty (30) days from the date that the Notice Information is given to Arngre (the "Acceptance Period") to deliver written notice to Isaacs that it wishes to accept its right of first refusal with respect to the Project in question (the "Acceptance Notice"). If Arngre should fail to deliver such notice within such thirty (30) day period, it shall have no further rights with respect to the Project. If Arngre delivers a timely Acceptance Notice, and if any Arngre Representative makes a bona fide visit to the Project for the purpose of obtaining mineral samples, the Acceptance Period shall be extended so that it ends forty-two (42) days after the date that the Notice Information is given to Arngre.

4. Creation of Trust Account. In order for Arngre to have any rights hereunder with respect to a Project, it shall be obligated to deposit with a banking institution identified by Isaacs the lesser of (a) $750,000 U.S. or (b) an amount equal to the total amount of the expenditures budgeted with respect to the Project for the next ninety (90) days as set forth in the preliminary budget delivered with the Notice Information or any modification or successor thereto prepared by Isaacs and delivered to Arngre (the "Project Budget"). The lesser amount of (a) or (b) in the preceding sentence (the "Initial Deposit") shall be deposited no later than ten (10) days following the last day of the Acceptance Period, provided, however, that if Isaacs delivers a modified or successor Project Budget to Arngre (as referenced in the previous sentence), Arngre shall have at least thirty (30) days to deposit any additional amount of funds required by such modified or successor Project Budget over the previous Project Budget tendered to Arngre. The amount deposited by Arngre shall be held in a separate trust account (the "Trust Account"). In addition, for Arngre to continue to have any rights hereunder with respect to a Project, Arngre shall further be obligated, at the end of each thirty (30) day period commencing on the date on which the Initial Deposit is made, to deposit in the Trust Account

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such additional sum as may be necessary, if any, to make the balance in the
Trust Account equal the amount of expenditures described in the Project Budget for the next ninety (90) days following the expiration of such thirty (30) day period, provided, however, that in no event shall Arngre be required to make total deposits to the Trust Account in excess of $750,000 U.S. pursuant to this
Section 4.

     For example, assume the Project Budget for the first ninety (90) days is $150,000, or $50,000 per thirty (30) day period, and that $150,000 is deposited by Arngre in the Trust Account. At the end of the first thirty (30) days, only $30,000 of that amount has been spent, leaving a balance of $120,000. Assume that the Project Budget from day thirty one (31) through day one hundred twenty is $130,000, consisting of $50,000 for each of the first two thirty (30) day periods and $30,000 for the final thirty (30) day period. Under these assumptions Arngre would be required to contribute an additional $10,000 to the Trust Account at the end of the first thirty (30) day period.

5. Expenditure of Trust Account Funds. The funds held in the Trust Account shall be expended in such manner as Isaacs and Arngre shall reasonably agree for expenditures that are contemplated by the Project Budget. In order for Arngre to retain its rights in the Project, at least $200,000 U.S. must be expended, or irrevocably committed to be expended, from the Trust Account within twenty (20) weeks of the date that funds are first deposited in the Trust Account, and at least $750,000 U.S. must be expended, or irrevocably committed to be expended, from the Trust Account within forty-five (45) weeks of the date that funds are first deposited in the Trust Account, provided, however, that the expenditure of such amounts within such time limits shall not be required if (a) expenditure of such amounts is not required under the Project Budget, (b) expenditure of such amounts is required under the Project Budget but Isaacs unreasonably fails to agree to the expenditure of such amounts, or (c) expenditure of such amounts would be impossible or clearly commercially unreasonable under the circumstances and such expenditures are made as promptly thereafter as possible and commercially reasonable.

6. Termination of the Trust Account. In the event that (a) Arngre gives notice to Isaacs that it is no longer interested in the Project, (b) Arngre fails to make a timely deposit of funds in the Trust Account as required by Section 4, or
(c) the required amount of funds are not expended or irrevocably committed to be expended from the Trust Account within the specified time limits as set forth in
Section 5, Arngre's rights hereunder in the Project shall immediately be terminated and Arngre shall be paid the remaining balance in the Trust Account, less any amount that Isaacs and Arngre reasonably determine is necessary to pay any expenses to which Isaacs or Arngre are irrevocably committed with respect to the Project. In the event of such termination, Arngre shall have no right to be reimbursed any amounts expended from the Trust Account.

7. Formation of a Joint Venture. In the event that $750,000 U.S. is deposited in the Trust Account and either (a) such amount is spent or committed to be expended within the time limits set forth in Section 5 or (b) such amount is not spent within forty-five (45) weeks of the date that funds are first deposited in the Trust Account because expenditure of such funds is not required under the provisions of Section 5, then Arngre and Isaacs (or entities controlled by them)

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shall enter into a joint venture with respect to the Project based on the Rocky
Mountain Mineral Law Foundation's Form 5 (Model Mining Joint Venture Agreement) (the "Form 5 Joint Venture" and "Form 5") or, if formation of the Form 5 Joint Venture is impossible under applicable law, Arngre and Isaacs shall enter into another legal arrangement structured so that it has business and economic consequences approximating as closely as possible those that would exist under the Form 5 Joint Venture. The Form 5 Joint Venture shall contain the provisions and modifications set forth below. All capitalized terms not otherwise defined herein shall have the meanings given them in Form 5.

     a. If the Project is not owned or controlled by Polo Y Ron Minerales S.A. de C.V. ("Polo Y Ron") the parties shall have the following initial Participating Interests in the Form 5 Joint Venture:

                                    Arngre                    80%
                                    Isaacs                    20%

     b. If Project is owned or controlled by Polo Y Ron the parties shall have the following initial Participating Interests in the Form 5 Joint Venture:

                                    Polo Y Ron                25%
                                    Arngre                    60%
                                    Isaacs                    15%

     c. No party shall make any representations and warranties regarding the Properties.

     d. Section 4.5 (regarding other business opportunities) of Form 5 shall be modified to reference this right of first refusal.

     e. Arngre shall be credited with $750,000 U.S. as its Initial Contribution. Isaacs shall be credited with an Initial Contribution that bears the same relationship to the total Initial Contribution of Arngre as Isaac's Participating Interest bears to the Participating Interest of Arngre.

     f. Section 6.4(b)(1) of Form 5 shall provide for 200% penalty dilution and
Section 6.3 of Form 5 shall provide for 150% penalty dilution, both in the manner described in the Joint Venture Agreement.

     g. Section 6.4(b)(2) of Form 5 shall provide for payment out of 10% of Net Proceeds.

     h. A Participant's Participating Interest shall be eliminated pursuant to
Section 6.5 of Form 5 upon reduction below 1%.

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     i. The Management Committee shall consist of one member from each
Participant, and the vote of Participants having more than a 50% aggregate Participating Interest shall determine decisions of the Management Committee.

     j. Isaacs shall be the Manager unless (i) Isaac's Participating Interest should fall below 5% in which case Arngre shall have the right to immediately terminate him as Manager, or (ii) for reasons otherwise set forth in Form 5 not having to do with Isaac's Participating Interest.

     k. Termination by deadlock, as described in Section 12.2 of Form 5, shall occur after two (2) months following expiration of the latest adopted Program and Budget.

     l. The Area on Interest shall not extend beyond a 5 km radius from the Project boundaries.

     m. Arngre shall not have the right to transfer its interest in the Project without the consent of Isaacs, which may be given or withheld in the absolute exercise of Isaac's discretion.

Any options in Form 5 not addressed or limited by the foregoing provisions shall be subject to negotiation by the parties.

8. Disputes. In the event of any dispute hereunder, such dispute shall be submitted to binding arbitration in Denver, Colorado in accordance with the commercial arbitration rules of the American Arbitration Association as then in effect. The arbitrator shall have the authority, in connection with such arbitration, to compel reasonable but limited discovery including testimony by depositions and written discovery through interrogatories. The arbitrator shall further have the authority to award the cost of arbitration including reasonable attorney's fees in favor of the prevailing party. In the event of a dispute regarding the form of a Form 5 Joint Venture or other entity created pursuant to
Section 7 above, the parties shall each submit a form of joint venture or other entity to the arbitrators and the arbitrators shall select the submission that most closely reflects the provisions and intent of Section 7 and that is permissible under applicable law.

9. No Assignment; Lapse. The conditional rights granted to Arngre under this Agreement shall not be assignable by Arngre, provided, however, that Arngre may assign its conditional right to participate in a specific Project to International Capri Resources, Inc., a British Columbian company ("ICR") without obtaining the prior written approval of Isaacs, and, in the event of such assignment, ICR shall not have the right to reassign such conditional right of participation. Arngre's rights hereunder shall lapse upon the earlier of (a) the third anniversary of this Agreement or (b) ten business days after Isaacs gives notice to Arngre of his intention to terminate in the event that the "Shareholder Base" (as such term is defined below) does not hold in the aggregate 25% or more of the outstanding shares of Arngre's common voting stock. For the purposes hereof, the term "Shareholder Base" shall mean (x) the shareholders of Arngre as of the date of this Agreement plus, (y) the investors

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who subscribe to shares of common stock of Arngre in not more than three private placement offerings occurring within ninety (90) days of this Agreement.

10. Accuracy of Representation; Contributions. The rights granted to Arngre under this Agreement are conditioned upon each representation and warranty of Arngre made in the Joint Venture Agreement being accurate in all material respects as of the date thereof and Arngre's acquiring shares in International Capri Resources, S.A. de. C.V., a Mexican company, as set forth in Article II of the Joint Venture Agreement.

11. Other Provisions.

     a. Governing Law. This Agreement shall be governed in all respects by the laws of the state of Colorado.

     b. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended or modified except in writing executed by both parties.

     c. Severability. This Agreement is intended to be enforceable in accordance with the terms hereof. If nonetheless any court of competent jurisdiction or arbitration panel should determine any provision of this Agreement to be unenforceable by reason of illegality or for any other reason, such provision should be modified to the extent necessary to cause it to be enforceable, or stricken, and is so modified or stricken, the remainder of this Agreement shall remain in full force and effect.

     d. Pronouns. Masculine, feminine, and neutered pronouns shall be deemed to include the masculine, feminine, and neutered case as the context may require.

     e. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision in any way.

     f. Assignment. Except for an assignment to ICR by Arngre in accordance with
Section 9 of this Agreement, this Agreement may not assigned by either of the parties hereto without the prior written consent of the other party.

     g. Equitable Remedies. The parties agree that any breach of this Agreement by any party will result in immediate and irreparable harm to the other parties, and the other parties shall be entitled to obtain an injunction and/or specific performance as well as other legal or equitable remedy necessary in order to compel compliance with the terms hereof.

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     h. Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed to have been given
(a) if delivered personally (including by overnight express or messenger), upon delivery, or (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, in each case to the respective parties at their respective mail addresses set forth below. A party may change its address by giving notice to the party as set forth in this Section 11.

                  i.       If to Arngre:

                           Arngre, Inc.
                           648 Post Road
                           Wakefield, RI 02879
                           Attention: Stephen P. Harrington

                           With a Copy to:

                           Stephen M. Cohen, Esquire
                           Buchanan Ingersoll Professional Corporation
                           Eleven Penn Center, 14th Floor
                           1835 Market Street
                           Philadelphia, Pennsylvania  19103

                  ii.      If to Isaacs:

                           Mark S. Isaacs
                           3400 Avenue of the Arts
                           Suite F410
                           Costa Mesa, CA 92626

                           With a Copy to:

                           John C. Siegesmund III
                           Krendl Horowitz & Krendl
                           370 Seventeenth St. Suite 5350
                           Denver, Colorado, 80202

     i. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that except with regard to a successor by operation of law (including a successor who purchases substantially all of the assets of any of the parties hereto or a party who merges with any of the parties hereto), except as expressly set forth herein, no party hereto may

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transfer or assign its rights hereunder in whole or in part to any other Person without the prior written consent of the other parties hereto, except as expressly set forth herein.

     j. Currency Denominations. All currency amounts referenced in this Agreement are U.S. dollars.

     k. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement. Facsimile signatures to this Agreement shall, for all purposes, be as fully effective as signed originals.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first written above.

                                  ARNGRE, INC.,
                                  a Florida corporation

                                  By: /s/ Stephen P. Harrington
                                      --------------------------------
                                      Stephen P. Harrington, President


                                      /s/ Mark S. Isaacs
                                      --------------------------------
                                      Mark S. Isaacs

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